Exhibit (k)(2)

COMMUNICATION ADMINISTRATION AGREEMENT

THIS AGREEMENT is made and entered into as of this 7th day of February 2020, by and between DOUBLELINE YIELD OPPORTUNITIES FUND (the “Fund”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (“Quasar”).

WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Quasar is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”).

WHEREAS, the Fund desires to retain Quasar as communication administrator for the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows.

1.          Appointment of Quasar as Administrator. The Fund hereby appoints Quasar as its limited agent for the administration of certain Fund communications with the public or others in the investment community (e.g., institutional investors or brokers), to include, but not be limited to, certain advertisements and sales literature, on behalf of the Fund (“Communications”). The services and duties of Quasar shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Quasar hereunder.

2.          Services and Duties of Quasar. Quasar agrees to cooperate with the Fund or its agent in the development of certain proposed Communications relating to the Fund. Upon the Fund’s request, Quasar agrees to review specific proposed Communications for compliance with applicable federal or state laws and regulations, including FINRA regulations (collectively, “Applicable Law”) and provide any comments necessary to cause the Communications to comply with Applicable Law, including any applicable safe harbors under Applicable Law, and, if required pursuant to Applicable Law, shall file with the appropriate regulators those Communications Quasar reasonably believes comply with such Applicable Law. If Quasar believes any Communications do not comply with Applicable Law, it will promptly provide notice to the Fund of the reasons therefor. Quasar agrees to promptly furnish to the Fund any comments provided by regulators with respect to such Communications and to use its best efforts to obtain the approval of the regulators with respect to such Communications. Fees for regulatory filings are set forth in Exhibit A.

3.          Duties of the Fund. To the extent the Fund intends to use any Communications filed by Quasar with FINRA or other applicable regulator, the Fund agrees to address any comments provided by FINRA or such other regulator in respect of such filed Communications, only to the extent any such comments are required by Applicable Law to be addressed prior to use, and to use Quasar filed Communications only in accordance with Applicable Law. Quasar is not responsible for any Communications not submitted to Quasar for Quasar’s review.

4.          Representations and Covenants of the Fund. The Fund hereby represents and warrants to Quasar that:

A.          It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

B.          This Agreement has been duly authorized, executed and delivered by or on behalf of the Fund and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties and except as rights to indemnity hereunder may be limited by federal or state securities laws; and

C.          It is conducting, and will conduct its business in compliance in all material respects with all Applicable Law and has obtained all regulatory approvals necessary to carry on its business as now conducted, except where the failure to obtain such approval does not or would not have a material adverse effect on the operations of the Fund; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.          Representations and Covenants of Quasar. Quasar hereby represents and warrants to the Fund that:

A.          It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

B.          This Agreement has been duly authorized, executed and delivered by Quasar in accordance with all requisite action and constitutes a valid and legally binding obligation of Quasar, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

C.          It is conducting, and will conduct, its business in compliance in all material respects with all Applicable Law and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

D.          It is registered, and will continue to be registered, as a broker-dealer under the 1934 Act and is, and will continue to be, a member in good standing of FINRA; and

E.          In connection with all matters relating to this Agreement, including performance of its obligations hereunder, it will, and it will cause its managers, officers, employees, representatives and agents to, comply with the requirements of Applicable Law.

6.          Compensation. Quasar shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as may be amended from time to time in accordance with Section 11 of this Agreement). Quasar shall also be compensated for such documented out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Quasar in performing its duties hereunder. The Fund shall pay all such applicable fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify Quasar in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree as to the amount to be paid.

7.          Expenses.

A.          The Fund shall bear all of its costs and expenses incurred in connection with this Agreement.

B.          Quasar shall bear the expenses of registration or qualification of Quasar as a dealer or broker under Applicable Law and the expenses of continuing such registration or qualification. Quasar does not assume responsibility for any expenses not expressly assumed hereunder.

8.          Indemnification

A.          The Fund shall indemnify, defend and hold Quasar and each of its managers, officers, employees, representatives and any person who controls Quasar within the meaning of Section 15 of the 1933 Act (collectively, the “Quasar Indemnitees”), free and harmless from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively, “Losses”) that Quasar Indemnitees may sustain or incur or that may be asserted against a Quasar Indemnitee by any person arising out of or based upon (i) any untrue statement of a material fact in any Communication prepared by the Fund or its agents (other than a Quasar Indemnitee) or (ii) any omission to state in any Communication a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or (iii) the Fund’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided however, that the Fund’s obligation to indemnify Quasar Indemnitees shall not be deemed to cover any Losses arising out of or based upon any untrue statement or omission in any Communication made in reliance upon and in conformity with information reviewed by or prepared by or on behalf of Quasar Indemnitees or their affiliates or otherwise furnished by or on behalf of Quasar Indemnitees or their affiliates to the Fund or its counsel for inclusion in such Communication, or a Quasar Indemnitee’s breach of this Agreement or failure to perform under this Agreement in accordance with Applicable Law. The Fund’s agreement to indemnify Quasar Indemnitees is expressly conditioned upon the Fund being notified of such action or claim of loss brought against Quasar Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Quasar Indemnitees, unless the failure to give notice does not materially prejudice the Fund; provided, that the failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, statement or omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 8(A).

B.          Quasar shall indemnify, defend and hold the Fund and each of its trustees, officers, employees, representatives and any person who controls Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that the Fund Indemnitees may sustain or incur or that may be asserted against a Fund Indemnitee by any person (i) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, or (ii) based upon Quasar’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Quasar’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon Quasar being notified of any action or claim of loss brought against the Fund Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Fund Indemnitees, unless the failure to give notice does not materially prejudice Quasar; provided, that the failure so to notify Quasar of any such action shall not relieve Quasar from any liability which Quasar may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of Quasar’s indemnity agreement contained in this Section 8(B).

9.          Proprietary and Confidential Information. Quasar agrees on behalf of itself and its managers, officers, employees, representatives and affiliates to treat confidentially and as proprietary information of the Fund, all records and other information relating to the Fund and prior, present or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Quasar may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of Quasar or any of its employees, agents or representatives, and information that was already in the possession of Quasar prior to receipt thereof from the Fund or its agent, not otherwise subject to a confidentiality agreement, shall not be subject to this paragraph.

Further, Quasar will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. Quasar shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to comply with all applicable state and federal privacy laws and to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

10.        Term of Agreement; Amendment; Assignment

A.          This Agreement shall become effective with respect to the Fund as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect for one year from the date hereof. Thereafter, if not terminated, this Agreement shall continue in effect automatically as to the Fund for successive one-year periods.

B.          Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to the Fund (i) upon mutual consent of the parties, or (ii) upon not less than 30 days’ written notice by either the Fund or Quasar. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by Quasar and the Fund. This Agreement may only be assigned with the written consent of both parties.

C.          Section 8 shall survive termination of this Agreement.

11.        Duties in the Event of Succession, Assignment or Termination. In the event that a successor or assignee to any of Quasar’s duties or responsibilities hereunder is designated by the Fund by written notice to Quasar, Quasar will promptly, upon such succession or assignment, transfer to such successor or assignee all relevant books, records, correspondence, and other data established or maintained by Quasar under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which Quasar has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Quasar’s personnel in the establishment of books, records, and other data by such successor or assignee.

12.        Governing Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

13.        Services Not Exclusive. Nothing in this Agreement shall limit or restrict Quasar from providing services to other parties that are similar or identical to some or all of the services provided hereunder. The services performed by Quasar under this Agreement are not those of a principal underwriter or distributor to the Fund.

14.    Notices. Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses as set forth below:

Notice to Quasar shall be sent to:

Quasar Distributors, LLC

Attn: President

777 East Wisconsin Avenue

Milwaukee, WI 53202

notice to the Fund shall be sent to:

DoubleLine Yield Opportunities Fund

333 South Grand Avenue, 18th Floor

Los Angeles, CA 90071

Attn: President

with a copy to:

DoubleLine Capital LP

333 South Grand Avenue, 18th Floor

Los Angeles, CA 90071

Attn: General Counsel

15.        Invalidity. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

16.        Limitation of Liability of the Trustees and Shareholders. A copy of the Agreement and Declaration of Trust, as amended or restated through the date hereof, of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

17.        Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DOUBLELINE YIELD OPPORTUNITIES FUND	QUASAR DISTRIBUTORS, LLC

By:	/s/ Ronald R. Redell	By:	/s/ Teresa Cowan

Title:	President	Title:	President

Exhibit A

to the

Communication Administration Agreement

Fee Schedule

Standard Advertising Compliance Review

◾	$100 per communication piece for the first 10 pages (minutes if tape or video); $10 /page (minute if tape or video) thereafter.
◾	$125 FINRA filing fee per communication piece for the first 10 pages (minutes if tape or video); $10 /page (minute if tape or video) thereafter. [FINRA filing fee subject to change.]

(FINRA filing fee may not apply to all communication pieces)

Expedited Advertising Compliance Review

◾	$500 for the first 10 pages (minutes if audio or video); $25 /page (minute if audio or video) thereafter, 24-hour initial turnaround.
◾	$600 FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $50 /page (minute if audio or video) thereafter. [FINRA filing fee subject to change.]

(FINRA filing fee may not apply to all communication pieces)

Out-of-Pocket Expenses

Reasonable and documented out-of-pocket expenses incurred by Quasar in connection with filing activities: Postage, overnight delivery charges

Fees are billed monthly and paid pursuant to Section 6 of the Agreement. FINRA filing fees shall not exceed any fees charged by FINRA. Such fees always shall be the lowest fee charged to any closed end fund receiving similar services from Quasar.